Final, For January 8, 2015 release

Neah Power Systems Agrees to Acquire Shorai, the Leading High Performance, Lithium-ion Power Starter Battery Company

Acquisition enables customer focused product offerings

Bothell, WA (January 8, 2015) – Neah Power Systems, Inc. (OTCQB: NPWZ) an emerging leader in fuel cell-based power generation and lithium ion-based storage solutions for the unmanned aerial vehicles (defense and commercial), military, transportation and portable electronics industries, today announced that it has signed a definitive agreement to merge with Shorai, Inc., a leading provider of lithium ion-based power sports and starter battery solutions for the consumer motorsport industry. This merger is expected to be immediately accretive with Shorai reporting over $4.0 million (unaudited) revenue in for the twelve months ended December 2014 and was cash flow positive for the fourth quarter of 2014. The combined organization, which will be called Neah Power Systems, will deliver a comprehensive suite of alternative energy power generation and storage solutions through a diverse portfolio of proprietary technologies, which include 12 patents and 6 patents pending.

Chris D’Couto, Neah Power’s Chief Executive Officer said, “Our customers, whether defense, commercial or consumer, want to see integrated power solutions that uses best of breed technologies in order to meet their mission critical needs. Completing this merger allows us to create product, operational and marketing, synergies to meet these customer needs. With the Formira Hydrogen on DemandTM  and BuzzBar® Suite products generating a lot of commercial and consumer interest, this merger allows us to create compelling total solutions. We intend to update on the various product segments in more detail in the coming weeks.”

David Radford, CEO of Shorai, Inc stated, “Shorai is poised for a leap in growth, and we are thrilled to have the backing and technology of Neah Power Systems to help drive our success.  In the very near term, Shorai will introduce exciting new control technology in 2015 to increase our lead in lithium power battery performance.  Also near production is an all-new Shorai product that addresses wider markets in motorcycle, automotive and military sales channels.  Going forward Shorai manufacturing, distribution, and marketing expertise will complement Neah’s patented fuel cell technologies, and together open a wide range of sales opportunities in the defense, commercial and consumer markets.  The match has very clear synergies which will foster products and profitability for both companies, far beyond what either could accomplish alone.”

Final, For January 8, 2015 release

About Neah Power Systems

Neah Power’s core solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership.  Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information visit www.neahpower.com.

About Shorai

Founded in 2010 and based in Morgan Hill, CA, Shorai, Inc. has quickly become the world’s best-known producer of lithium ion power sports batteries. Shorai is leading the conversion from traditional lead-acid batteries to lighter, more efficient and higher performance lithium starter batteries. For more information visit www.shoraipower.com.

More information will be available in Neah Power’s Current Report on Form 8-K, to be filed with the SEC.

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For more information please contact
David Waldman

Crescendo Communications LLC

Phone: +1 (212) 671-1021
Email: npwz@crescendo-ir.com

Final, For January 8, 2015 release

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.